File No. 70-8507

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                  POST-EFFECTIVE AMENDMENT NO. 5

                           TO FORM U-1

                   APPLICATION AND DECLARATION

                            UNDER THE

            PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                       NORTHEAST UTILITIES
                      174 Brush Hill Avenue
              West Springfield, Massachusetts 01089

                     CHARTER OAK ENERGY, INC.
                   COE DEVELOPMENT CORPORATION
                        107 Selden Street
                      Berlin, CT  06037-1616
            (Name of company filing this statement and
             address of principal executive offices)


                       NORTHEAST UTILITIES
                 (Name of top registered holding
          company parent of each applicant or declarant)

                     Jeffrey C. Miller, Esq.
                    Assistant General Counsel
               NORTHEAST UTILITIES SERVICE COMPANY
                           P.O. Box 270
                 Hartford, Connecticut 06141-0270
             (Name and address of agent for service)

          The Commission is requested to mail copies of all orders, notices and communications to:

Mark Malaspina, Esq.          William S. Lamb, Esq.
Charter Oak Energy, Inc.      LeBoeuf, Lamb, Greene & MacRae
P.O. Box 270                            L.L.P.
Berlin, CT 06141-0270         125 W. 55th Street
                              New York, New York  10019-4513




          Northeast Utilities, Charter Oak Energy, Inc. and COE

Development Corporation (collectively, the "Applicants") hereby amend their Application/Declaration on Form U-1, as previously amended (File No. 70-8507) as set forth below.  In all other respects, the Application/Declaration as previously filed will remain the same:



1.   Item 1(C)(1) of the Application/Declaration is hereby

amended by adding the following paragraph to the end thereof:

     The Applicants hereby request that the Commission reserve

jurisdiction over (1) that portion of Charter Oak s funding

authorization that exceeds $200 million (net of existing

investment) and (2) the request for funding authorization for

Charter Oak for the period from January 1, 1998 through December

31, 1999.



2.   Item 1(J) of the Application/Declaration is hereby amended and restated as follows:

     J.   Reporting of Activities.

          Charter Oak will continue to file a report with the

Commission within sixty days of the end of each of the first three calendar quarters.  Each report will include:  (1) a

description of the Exempt Project including, but not limited to,

the type, location, size/capacity, amount of investment in, and percentage and form of ownership; (2) a balance sheet as of the relevant quarterly reporting date; (3) a twelve month income statement; (4) a breakdown of the amounts of recourse and non-

recourse debt securities issued to third parties by Intermediate

Companies; (5) a statement of the applicable regulatory status of any facility that is eligible for exemption as a public-utility under the Act; and (6) information on intercompany service

transactions involving affiliated Intermediate Companies, EWGs and FUCOs, including (a) the name of each associate company

providing services, (b) a listing of services provided, (c) the total dollar amount of services provided, broken down by

associate company, and (d) the aggregate outstanding amount, as of the relevant quarterly reporting date, of all guarantees

issued by or for the account of Charter Oak or any of its

subsidiary companies formed pursuant to this application-

declaration.

          Such report will also provide in reasonable detail

(pursuant to a confidential exhibit, if so requested) terms

(including interest rate and maturity and the basis for inflation adjustment in the case of non-recourse indebtedness denominated in any currency other than U.S. dollars) of securities issued by any Intermediate Company to third persons.

          Furthermore, Charter Oak Energy, Inc. will continue to

file with the Commission, on or before May 1 of each year, an annual report of its activities for the preceding calendar year using, where applicable, the Form U-13-60 reporting format as defined in Rule 94.



4.   Item 6 of the Applications/Declaration is hereby amended and restated as follows:

     Item 6.   EXHIBITS AND FINANCIAL STATEMENTS

          a)   Exhibits

          A-1 Copy of Certificate of Charter Oak (previously filed)

          A-2  Copy of By-laws of Charter Oak (previously filed)

          A-3 Form of certificate of shares of common stock of Charter Oak (previously filed)

          F-1  Opinion of Counsel (previously filed)

          G-1  Proposed Form of Notice (previously filed)

          H-1  Charter Oak Energy, Inc. 1997-98 Estimated
               Expenditures (previously filed)

          H-2  Charter Oak Energy, Inc. 1997 Estimated Budget.

          b)   Financial Statements

          1.1  Balance Sheet Actual and Pro Forma - NU
               (parent only), as of March 31, 1995
               (previously filed)

          1.2  Statement of Income Actual and Pro Forma - NU
               (parent only), as of March 31, 1995
               (previously filed)

          2.1 Balance Sheet Actual and Pro Forma - Charter Oak consolidated, as of March 31, 1995
               (previously filed)

          2.2  Statement of Income Actual and Pro Forma - Charter
               Oak consolidated, as of March 31, 1995
               (previously filed)

          3.1  Balance Sheet Actual and Pro Forma - COE
               Development, as of March 31, 1995
               (previously filed)

          3.2  Statement of Income Actual and Pro Forma - COE
               Development, as of March 31, 1995
               (previously filed)

          4.1  Balance Sheet Actual and Pro Forma - NU
               consolidated, as of March 31, 1995
               (previously filed)

          4.2 Statement of Income Actual and Pro Forma - NU consolidated, as of March 31, 1995
               (previously filed)




                            SIGNATURE


          Pursuant to the requirements of the Public Utility

Holding Company Act of 1935, the undersigned companies have duly caused this Amendment to be signed on their behalf by the

undersigned thereunto duly authorized.



                         NORTHEAST UTILITIES
                         CHARTER OAK ENERGY, INC.
                         COE DEVELOPMENT CORPORATION


                    By:  /s/ William S. Lamb
                              William S. Lamb
                         LeBoeuf, Lamb, Greene & MacRae
                                        L.L.P.
                         A Limited Liability Partnership
                         Including Professional Corporations
                         125 W. 55th Street
                         New York, NY  10019-4513

                         Attorney for Northeast Utilities,
                         Charter Oak Energy, Inc. and COE
                              Development Corporation




Date:  December 2, 1996